UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2023

HOOKIPA PHARMA INC.

(Exact name of  Registrant as Specified in Its Charter)

Delaware	001-38869	81-5395687
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fifth Avenue, 72nd Floor, Suite 7240
New York, New York	10118
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +43 1 890 63 60

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, $0.0001	HOOK	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

On December 20, 2023, (the “Effective Date”), HOOKIPA Pharma Inc. (the “Company”) entered into an Amended and Restated Stock Purchase Agreement (the “A&R Stock Purchase Agreement”) with Gilead Sciences, Inc. (“Gilead”), which amends and restates in its entirety the Company’s Stock Purchase Agreement, dated February 15, 2022, with Gilead, pursuant to which Gilead had purchased $5.0 million of the Company’s Common Stock and committed to purchase an additional $30.0 million. Pursuant to, and subject to the terms and conditions of, the A&R Stock Purchase Agreement, on the Effective Date, Gilead purchased 15,000,000 unregistered shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) for approximately $21.25 million at a purchase price equal to $1.4167 per share of Common Stock. Pursuant to the terms of the A&R Stock Purchase Agreement, the Company may require Gilead to purchase the balance of the approximately $8.75 million of Common Stock in up to two subsequent purchases as part of or concurrently with a private placement of the Company’s Common Stock or a public offering of the Company’s Common Stock at the same price paid by other investors in such transactions.

The ability of the Company to sell shares of its Common Stock to Gilead are subject to specified limitations, including compliance with Nasdaq Rule 5635(d) and continued compliance with the Nasdaq listing rules. The A&R Stock Purchase Agreement also prohibits Gilead from purchasing shares of Common Stock if such purchase would result in Gilead being a beneficial owner of more than 19.9% of the total number of shares of Common Stock then-issued and outstanding.

The A&R Stock Purchase Agreement may be terminated: (1) by Gilead (a) any time an Event of Default (as defined in the A&R Stock Purchase Agreement) exists or (b) if HOOKIPA GmbH suspends, terminates or otherwise ceases to perform under the HIV Development Plan; (2) automatically if Gilead exercises its Option pursuant to the Restated Collaboration Agreement between the Company and Gilead; (3) by the Company for any reason; (4) automatically on the date that the Company sells and Gilead purchases the full $30.0 million of Common Stock; (5) automatically upon termination of the Restated Collaboration Agreement; or (6) automatically on December 20, 2025.

The Company has agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission registering any resale of the shares of Common Stock sold to Gilead pursuant to the A&R Stock Purchase Agreement. The Company made customary representations, warranties and covenants concerning the Company in the A&R Stock Purchase Agreement and also agreed to indemnify Gilead against certain liabilities.

The foregoing is only a brief description of certain terms of the A&R Stock Purchase Agreement and the transactions contemplated thereby, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the A&R Stock Purchase Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities.

Pursuant to the A&R Stock Purchase Agreement described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated herein by reference, the Company issued 15,000,000 shares of Common Stock on the Effective Date to Gilead. Furthermore, upon the terms and conditions set forth in the Stock Purchase Agreement, the Company may issue additional unregistered shares of its Common Stock with an aggregate value of approximately $8.75 million to Gilead as described in Item 1.01.

The issuance of the shares of Common Stock to Gilead will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and the Company and Gilead have agreed that the issuance of the Shares will be accomplished in reliance upon Section 4(a)(2) of the Securities Act.

Item 7.01. Regulation FD Disclosure

On December 21, 2023, the Company issued a press release announcing its entry into the A&R Stock Purchase Agreement. A copy of the press release is furnished hereto as Exhibit 99.1.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Exhibits

(d) Exhibits

10.1	Amended and Restated Stock Purchase Agreement, dated December 20, 2023, by and between HOOKIPA Pharma Inc. and Gilead Sciences, Inc.
99.1	Press Release issued by the Company on December 21, 2023, furnished herewith.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOOKIPA Pharma Inc.

Date: December 21, 2023	By:	/s/ Joern Aldag
Joern Aldag
Chief Executive Officer
(Principal Executive Officer)